UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 25, 2007

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

204 Edison Way Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 856-2500

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into Material Definitive Agreement

On September 25, 2007, Altairnano, Inc. (the “Company”), a second-tier wholly owned subsidiary of Altair Nanotechnologies Inc., and Elanco Animal Health, a division of Eli Lilly and Company (“Elanco”), entered into a Development Services Agreement (the “Agreement”). Pursuant to the Agreement, over a multi-year period, the Company will develop a manufacturing process related to a test-stage active pharmaceutical ingredient. The Company and Elanco previously entered into an agreement pursuant to which, among other things, the Company granted Elanco the exclusive right to develop and market the pharmaceutical ingredient.

Pursuant to the Agreement, the Company has also agreed to make certain regulatory filings, install related equipment and provide related services. Elanco has agreed to fund substantially all of the development process, at a cost of approximately $2,500,000. The Agreement expires on December 31, 2010, but is terminable by Elanco at any time. The Agreement includes noncompetition provisions binding on the Company and various covenants typical in a development or services agreements, including those related to adverse events, recalls, regulatory inspections, confidentiality, records, audits, indemnification, and remedies upon breach.

A copy of the Agreement is filed herewith as Exhibit 10.1, and the summary set forth above is qualified by the exact terms and conditions of the Agreement.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.1  Development Services Agreement**

** Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: September 27, 2007	By:	/s/ Edward Dickinson
Edward Dickinson, Chief Financial Officer

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